(m)(2)

                  AMENDMENT NO. 1 TO THE DISTRIBUTION AGREEMENT


     AGREEMENT made by and between AllianceBernstein Investment Research & Management, Inc., formerly known as Alliance Fund Distributors, Inc. (the "Distributor") and Sanford C. Bernstein Fund, Inc. (the "Fund").

     WHEREAS, the Distributor and the Fund are parties to a Distribution Services Agreement dated as of February 1, 2002 (the "Distribution Agreement") for the provision of services for the Fund's series (each, a "Portfolio") listed on Schedule I attached to the Distribution Agreement;

     WHEREAS, effective on or about February 26, 2003, the names of the classes of the Portfolios currently listed on Schedule I to the Distribution Agreement will be redesignated and new classes of shares (collectively with the classes to be redesignated, the "Retail Classes") of the Short Duration Plus Portfolio will become subject to the Distribution Agreement; and

     WHEREAS, the Distributor and the Fund desire to amend Schedule I to the Distribution Agreement to (1) update the names of the Retail Classes of the Portfolios currently listed on Schedule I; and (2) add the Retail Classes of the Short Duration Plus Portfolio to Schedule I;

     NOW, THEREFORE, in consideration of the premises and covenants contained herein, the Distributor and the Fund hereby agree as follows:

     In accordance with Section 12 of the Distribution Agreement, Schedule I to the Distribution Agreement is deleted in its entirety and replaced by Schedule I attached hereto.


                             [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative as of the 26th day of February, 2003.

                                     SANFORD C. BERNSTEIN FUND, INC.

               By: /s/ Edmund P. Bergan, Jr.
                       Edmund P. Bergan, Jr.
                       Secretary


                   ALLIANCEBERNSTEIN INVESTMENT
                    RESEARCH & MANAGEMENT, INC.

              By: /s/ Edmund P. Bergan, Jr.
                      Edmund P. Bergan, Jr.
                      Senior Vice President and General Counsel


                  ALLIANCE CAPITAL MANAGEMENT L.P.

               By:      Alliance Capital Management Corporation,
                        General Partner

                        By:      /s/ Edmund P. Bergan, Jr.
                                 ---------------------------
                                 Edmund P. Bergan, Jr.
                                 Vice President and Assistant General Counsel

                                                                      SCHEDULE I

New York Municipal Portfolio

AllianceBernstein Intermediate New York Municipal Class A shares
AllianceBernstein Intermediate New York Municipal Class B shares
AllianceBernstein Intermediate New York Municipal Class C shares


California Municipal Portfolio

AllianceBernstein Intermediate California Municipal Class A shares AllianceBernstein Intermediate California Municipal Class B shares AllianceBernstein Intermediate California Municipal Class C shares


Diversified Municipal Portfolio

AllianceBernstein Intermediate Diversified Municipal Class A shares AllianceBernstein Intermediate Diversified Municipal Class B shares AllianceBernstein Intermediate Diversified Municipal Class C shares


Short Duration Plus Portfolio

AllianceBernstein Short Duration Plus Class A shares
AllianceBernstein Short Duration Plus Class B shares
AllianceBernstein Short Duration Plus Class C shares